UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2015

The Manitowoc Company, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066
(Address of principal executive offices including zip code)

(920) 684-4410
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities.
On October 23, 2015, the Board of Directors of The Manitowoc Company, Inc. (the “Company”) authorized the relocation of the oven manufacturing, warehousing and distribution operations conducted at its Cleveland, Ohio facility to other facilities within its Foodservice segment and the closure of the Cleveland, Ohio facility. These operational changes are part of the Company's strategic initiative to address production overcapacity and align the Company's global manufacturing footprint in preparation for the spin-off of the Company's Foodservice segment in the first quarter of 2016. The Company expects these operational changes to be largely completed by the second quarter of 2016.
The Company currently expects that it will incur total costs of approximately $12.5 million in connection with these actions, including cash costs of approximately $4.4 million and non-cash charges of approximately $8.1 million. The cash costs include approximately $1.9 million in capital expenditures and $1.1 million in manufacturing expenses associated with the relocation of the operations to other existing Foodservice facilities and $1.4 million related to severance and other costs associated with the intended closure of the Cleveland, Ohio facility. The non-cash charges relate to a write down of the property, building and other assets of the Cleveland, Ohio facility to their estimated fair market value. The Company estimates that approximately $9.5 million of these charges will be incurred in the Company's fourth quarter of 2015, with the remainder incurred in the first half of 2016, and that the cash expenditures related to these actions will be largely completed by the end of the Company's second quarter of 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MANITOWOC COMPANY, INC.
(Registrant)

DATE: October 29, 2015	/s/ Maurice D. Jones
Maurice D. Jones
Senior Vice President, General Counsel and Secretary

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